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                           EXHIBIT 21.1
                     SUBSIDIARIES OF DOANE PET CARE COMPANY


Name of Subsidiary                    Place of Incorporation/Organization
------------------                    -----------------------------------

DPC International Ltd.                         United Kingdom
Doane Pet Care Spain S.A.                          Spain
IPES IBERICA, S.A.                                 Spain